Exhibit 11.1

Honda Motor Co., Ltd.

Code of Ethics for Senior Financial Officers

I. Purpose

The purpose of this Code of Ethics (the “Code”), which applies to Senior Financial Officers (described in Section II below) of Honda Motor Co., Ltd. (the “Company”), is to deter wrongdoing and to promote or to define the following:

(1) Honest and ethical conduct with respect to:

•	Business ethics

•	Conflicts of interest

(2) Compliance with all applicable governmental laws, rules and regulations

(3) Full, fair, accurate, timely and understandable disclosure

(4) Prompt internal reporting of violations of the Code to appropriate persons

(5) Accountability for adherence to the Code

II. Applications

The Code applies to the individuals who hold the following positions (hereinafter “Senior Financial Officers”):

•	All Management Council members, including the Chief Executive Officer and the Chief Operating Officer for Business Management Operations as equivalent to the Chief Financial Officer, excluding Managing Directors

•	General managers in charge of accounting and finance

•	Managers in charge of accounting and finance

III. Honest and Ethical Conduct

1. Business Ethics

Each Senior Financial Officer shall, in conducting his/her work, observe the following rules in order to ensure honest and ethical conduct and a consistently high standard of business ethics:

(1) Observe applicable governmental laws, rules and regulations (see IV. below)

(2) Comply with the Company’s policies and rules and act in accordance with the Honda Philosophy

(3) Comply with the requirements of applicable accounting and auditing standards and Company policies to maintain high standards of accuracy and completeness in the Company’s financial records

(4) Protect the Company’s assets and ensure their efficient use for legitimate business purposes only

(5) Ensure that sensitive internal information, as well as information about business partners, customers and employees, is not leaked to outside parties

2. Conflicts of Interest

Senior Financial Officers and their families and close relatives shall refrain from pursuing personal interest in any way that harms the interests of the Company or its subsidiaries. “Families and close relatives” includes spouses/partners, parents, children, siblings, parents-in-law and siblings-in-law. Identifying conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

•	Any ownership interest in any privately held supplier, competitor or customer

•	An ownership interest exceeding 1% of the equity of a supplier, competitor or customer that has publicly traded securities

•	Any consulting or employment relationship with any customer, supplier or competitor; or service on a board or committee of any such companies unless such service is authorized by the Company (or otherwise authorized by the Company)

•	The receipt of non-nominal money, non-nominal gifts or excessive entertainment from any company with which the Company or its subsidiaries has current or prospective business dealings

•	Selling anything to or purchasing anything from the Company and its subsidiaries, except on the same terms and conditions as every associate is permitted to so sell or purchase

•	Use the assets, labor resources or information of the Company and/or its subsidiaries for personal interest

IV. Compliance With Laws, Rules and Regulations

Each Senior Financial Officer has an obligation to comply with all laws, rules and regulations applicable to the Company and to his/her job position. If any doubt exists as to whether a course of action is lawful, he/she should seek advice from a supervisor or the Law Department.

V. Full, Fair, Accurate, Timely and Understandable Disclosure

Senior Financial Officers have a special responsibility to ensure that all of the Company’s financial disclosures are full, fair, accurate, timely and understandable. Senior Financial Officers must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial and other reporting of transactions, estimates and forecasts.

•	Senior Financial Officers should not misrepresent, or cause or permit others to misrepresent, facts about the Company and its subsidiaries to others, whether within or outside the Company

•	Senior Financial Officers should personally study and analyze, or authorize or instruct other qualified parties to study and analyze, any information to be disclosed prior to its disclosure

VI. Prompt internal reporting of violations of the Code to appropriate persons

Senior Financial Officers have a duty to report any known or suspected violations of this Code. Violations of this Code of Ethics shall be treated in the same manner as other ethical violations by associates and directors, and shall be handled by the Business Ethics Committee. In such cases, the following procedures shall apply:

(1) Any known or suspected violation of this Code should be immediately reported to the Business Ethics Committee directly or through the Business Improvement Proposal Line.

(2) Having received notification, the Business Ethics Committee shall undertake all actions deemed appropriate to evaluate the alleged violation

(3) If the Business Ethics Committee, having undertaken the aforementioned evaluation, deems that this Code of Ethics has been violated, it shall take measures to correct the violation and/or prevent future violations

(4) The Business Ethics Committee shall report to the Board of Auditors any notification of violation of this Code of Ethics

(5) Senior Financial Officers accused of violations of this Code of Ethics shall refrain from treating the notifying party in an inappropriate manner. The Company prohibits retaliation against an associate who, in good faith, seeks help or reports known or suspected violations

VII. Accountability for Adherence to the Code

Senior Financial Officers have a personal obligation to observe this Code of Ethics, and those who reasonably believe that violations are or may be occurring shall report all such activity in accordance with Section VI above. Neglect of or delay in fulfilling such reporting obligation shall be regarded as a violation in itself.

Any Senior Financial Officer who violates this Code will be subject to appropriate discipline in accordance with the policies of the Company. This determination will be based upon the facts and circumstances of each particular situation.

VIII. Amendment and Waivers

(1) Any amendments to this Code of Ethics shall require deliberation and approval of the Management Council based on the report of the Business Ethics Committee.

(2) Any waivers of this Code of Ethics for Senior Financial Officers shall be limited to cases where sufficient reasons exist to justify such waivers. Any full or partial waiver of this Code’s application to Senior Financial Officers shall require deliberation and approval of the Management Council based on the report of the Business Ethics Committee. If required by the Japanese Commercial Code, deliberation and approval of the Board of Directors is required in addition to the report to the Management Council

(3) Any amendments to this Code of Ethics or waivers of its application to Senior Financial Officers shall be disclosed according to rules promulgated by the Securities and Exchange Commission of the United States.

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